EXHIBIT 4.3












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                                ALLSTREAM INC.

                          (formerly AT&T Canada Inc.)

                           MANAGEMENT INCENTIVE PLAN

                                 April 1, 2003




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                                ALLSTREAM INC.

                          (formerly AT&T Canada Inc.)

                           MANAGEMENT INCENTIVE PLAN


                                   ARTICLE 1
                                    PURPOSE

1.1  PURPOSE

The purpose of this Plan is to advance the interests of the Company by assisting the Company in attracting, retaining and motivating key employees, officers and Consultants through performance related incentives.

                                   ARTICLE 2
                                INTERPRETATION

2.1  DEFINITIONS

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

     "Accelerated Vesting Period" means the period beginning on the Termination Date and ending on the 30th day of the month (except in the case of February, where such period shall end on the last day of February) during which the Notice Period (i) expires; or (ii) would have expired had such Notice Period been provided in accordance with the applicable provisions of the Employment Standards Act.

     "Acquiror" has the meaning set forth in Section 8.1(c) of this Plan;

     "Affiliated Company" has the meaning set forth in the Securities Act (Ontario), as amended from time;

     "Associate" has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

     "Award" means an award of Options and/or SARs or RSUs;

     "Award Agreement" means a signed, written agreement between a Participant and the Company, in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

     "Board" means the board of directors of the Company;

     "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;


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     "CBCA" means the Canada Business Corporations Act and the regulations promulgated thereunder, both as amended from time to time;

     "Change in Control" means the happening of any of the following events:

          (i) any transaction at any time and by whatever means pursuant to which (A) the Company goes out of existence by any means or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Company, a wholly-owned subsidiary of the Company, or an employee benefit plan of the Company or of any of its wholly-owned subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the CBCA) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of either (X) the then issued and outstanding Class A Shares (excluding securities convertible into Class A Shares) or (Y) the aggregate of the then issued and outstanding Shares, in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

          (ii) the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

         (iii) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event;

          (iv) the occurrence of a transaction requiring approval of the Company's shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company); or

          (v) the Board passes a resolution to the effect that, for the purposes of some or all of the Award Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

     "Class A Shares" means the Class A Voting Shares in the capital of the Company and any security into which such Class A Voting Shares may be converted;

     "Class B Shares" means the Class B Limited Voting Shares in the capital of the Company and any security into which such Class B Limited Voting Shares may be converted;

     "Committee" has the meaning set forth in Section 3.2 of this Plan;

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                                      -3-


     "Company" means Allstream Inc.;

     "Consultant" means an individual, other than an employee of the Company, that:

          (i) is engaged to provide on a bona fide basis consulting, technical, management or other services to the Company or to an Affiliated Company, other than services provided in relation to a distribution, under a written contract between the Company or the Affiliated Company and the individual, or a consulting company or consulting partnership of the individual; and

          (ii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or of an Affiliated Company;

     "Date of Grant" means, for any Award, the date specified by the Board at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board meets for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

     "Director" means a member of the Board or of the board of directors of an Affiliated Company;

     "Disabled" or "Disability" means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;

     "Eligible Person" means a current full-time employee of the Company or of an Affiliated Company or a Consultant, and "Eligible Person" includes Registered Retirement Savings Plans or Registered Retirement Income Funds established by or for the individual employee or Consultant (or under which such individual is the beneficiary) or a subsidiary entity of such individual, employee or consultant;

     "Exercise Notice" means a notice in writing, substantially in the form set out in Schedule B, signed by a Participant holding an Option and/or SAR and stating the Participant's intention to exercise a particular Option and/or SAR;

     "Exercise Price" means the price at which a Share may be purchased pursuant to the exercise of an Option;

     "Exercise Period" means the period of time during which an Option or SAR granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years from the relevant Date of Grant);

     "Fair Market Value" means, with respect to any Share at a particular date, the closing price of such Shares on The Toronto Stock Exchange on the last trading day prior to such date (or if such Shares did not trade on such exchange on such day, the average of the bid and ask prices of such Shares at the close of trading on such day); provided that in the event that such Shares are not then listed on such stock exchange, the Fair Market Value shall be determined based on the closing price of such Shares on any stock exchange in


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                                      -4-


     Canada or the United States on which such Shares are then listed on the last trading day prior to the particular date (or if such Shares did not trade on such exchange on such day, the average of the bid and ask prices of such Shares at the close of trading on such day); and further provided that in the event that such Shares are not then listed on any stock exchange in Canada or the United States, the Fair Market Value shall be determined by the Board in its sole discretion.

     "Insider" has the meaning set forth in the Policy;

     "Notice Period" means the period of notice which is required to be provided to an employee, as an alternative to compensation in lieu of notice, in respect of the termination of the employment of such employee without cause, all as required pursuant to the Employment Standards Act;

     "Offer" has the meaning set forth in subsection 8.1(c) of this Plan;

     "Option" means a non-assignable, non-transferable right to purchase Shares under this Plan;

     "Participant" means an Eligible Person who has received an Award;

     "Person" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

     "Plan" means this Management Incentive Plan;

     "Policy" means the Policy of The Toronto Stock Exchange on Employee Stock Option and Stock Purchase Plans, Options for Services and Related Matters as set forth in sections 626 to and through 637 of the Company Manual of The Toronto Stock Exchange, as amended or replaced from time to time;

     "Retirement" means retirement from active employment with the Company or an Affiliated Company in accordance with the policies of the Company in place from time to time or, with the consent for purposes of the Plan of such officer of the Company as may be designated by the Board, at or after such earlier age and upon the completion of such years of service as the Board may specify;

     "RSU" means a restricted stock or share unit awarded to a Participant under the Plan entitling the Participant to receive, subject to the provisions of the Plan, one Share;

     "SAR Price" means the price per Share at which a SAR may be exercised;

     "SAR Shares" means the number of Shares upon which a SAR is based;

     "Share Appreciation Right" or "SAR" has the meaning attributed thereto in subsection 5.1;

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                                      -5-


     "Shares" means Class A Shares, Class B Shares and any security into which Class A Shares or Class B Shares may be converted; and

     "Termination Date" means, in the case of a Participant whose employment or term of office with the Company or an Affiliated Company terminates in the circumstances set out in subsection 7.2(b) or 7.2(c), the later of
     (A) the date that is the last day of any statutory notice period applicable to the Participant pursuant to applicable employment standards legislation in Canada, and (B) the date that is designated by the Company or an Affiliated Company, as the case may be, as the last day of the Participant's employment or term of office with the Company or the Affiliated Company, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and "Termination Date" in such case specifically does not mean the date on which any period of reasonable notice that the Company or the Affiliated Company (as the case may be) may be required at law to provide to the Participant, would expire.

2.2  INTERPRETATION

     (a) Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term "discretion" means the sole and absolute discretion of the Board or the Committee, as the case may be.

     (b) As used herein, the terms "Article", "Section", "Subsection" and "clause" mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

     (c) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

     (d) Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

     (e) In this Plan, a Person is considered to be a "subsidiary entity" of another Person if:

          (i)  it is controlled by,

               (A)  that other, or

               (B) that other and one or more Persons, each of which is controlled by that other, or

               (C) two or more Persons, each of which is controlled by that other; or

          (ii) it is a subsidiary entity of a Person that is that other's subsidiary entity.

     (f) In this Plan, a Person is considered to be "controlled" by a Person if:

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                                      -6-


               (i)  in the case of a Person,

                    (A) voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

                    (B) the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

          (ii) in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

         (iii) in the case of a limited partnership, the general partner is the second-mentioned Person.

     (g) Unless otherwise specified, all references to money amounts are to Canadian currency.


                                   ARTICLE 3
                                ADMINISTRATION

3.1       ADMINISTRATION

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

     (a) determine the individuals (from among the Eligible Persons) to whom grants under the Plan may be made;

     (b) make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, RSUs and SARs) in such amounts, to such Eligible Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

          (i)  the time or times at which Awards may be granted;

          (ii) the conditions under which:

               (A)  Awards may be granted to Participants; or

               (B)  RSUs may be forfeited to the Company,

               including any conditions relating to the attainment of specified performance goals;

         (iii) the Exercise Price, SAR Price and/or price to be paid by a Participant in connection with the granting of RSUs;

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                                      -7-

          (iv) the time or times when each Option and/or SAR becomes exercisable and, subject to Sections 4.3 and 5.4, the duration of the Exercise Period;

          (v) whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of RSUs or the exercise of Options or SARs, and the nature of such restrictions or limitations, if any;

          (vi) any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine; and

         (vii) the class of Shares subject to an Award.

          provided however that any grants of Awards to a Participant who is a Canadian for the purpose of the Telecommunications Act (Canada) shall only be grants of Awards to acquire Class A Shares;

     (c) interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

     (d) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board's determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of an Affiliated Company as the Board determines.

3.2  DELEGATION TO COMMITTEE

To the extent permitted by applicable law and the Company's articles, the Board may, from time to time, delegate to a committee (the "Committee") of the Board all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

3.3  ELIGIBILITY

All Eligible Persons are eligible to participate in the Plan, subject to subsections 7.1(e) and 7.2(e). Eligibility to participate does not confer upon any Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Board, provided however that the following restrictions shall also apply to this Plan, together with all other plans, stock options or other compensation or incentive mechanisms involving the potential issuance of Shares to one or more service providers of the Company:

     (a) the number of Shares reserved for issuance to any one Person pursuant to the Plan must not exceed 5% of the aggregate outstanding Shares;

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                                      -8-

     (b) the number of Shares reserved for issuance pursuant to the Plan granted to Insiders must not exceed 10% of the aggregate outstanding Shares;

     (c) the number of Shares issued to Insiders within any one year period pursuant to the Plan must not exceed 10% of the aggregate outstanding Shares; and

     (d) the number of Shares issued pursuant to the Plan to any one Insider and such Insider's Associates within a one-year period must not exceed 5% of the aggregate outstanding Shares.

For purposes of this Section, the term "outstanding shares" has the meaning set forth in the Policy. In addition, for purposes of clauses (c) and (d) above, "outstanding issue" will be determined on the basis of the number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares issued pursuant to share compensation arrangements over the preceding one-year period. If the Company repurchases Class A Shares for cancellation such that any of the foregoing tests are not met following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

3.4  TOTAL SHARES AVAILABLE

     (a) The aggregate number of Shares that may be issued for all purposes pursuant to the Plan must not exceed 2,000,000 Shares. No grant may be made under the Plan if such grant would result in the issuance of Shares in excess of the above-noted limit. Subject to applicable law, the requirements of any stock exchange upon which the Shares may then be listed and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants.

     (b) To the extent Options or RSUs terminate for any reason prior to exercise in full or are cancelled, the Shares subject to such Options or RSUs shall be added back to the number of Shares reserved for issuance under the Plan and such Shares will again become available for grant under this Plan.

3.5  AWARD AGREEMENTS

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant granted an Award pursuant to the Plan.

3.6  CONDITIONS OF GRANT

Each Participant will, when requested by the Company, sign and deliver all such documents relating to the granting of Awards or exercise of Options and/or SARs which the Company deems necessary or desirable.

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                                      -9-

3.7  NON-TRANSFERABILITY OF AWARDS

     (a) Subject to Section 7.1, Awards granted under this Plan may only be exercised during the lifetime of the Participant by such Participant personally. No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that a Participant may transfer Awards to a corporation in respect of which the Participant is the sole shareholder or to a Registered Retirement Savings Plan or Registered Retirement Income Fund established by or for the Participant or under which such individual is a beneficiary) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

     (b) Where a SAR has been granted in conjunction with the grant of an Option, the transfer of the Option will automatically transfer the tandem SAR and the transfer of the tandem SAR will automatically transfer the related Option.


                                   ARTICLE 4
                               GRANT OF OPTIONS

4.1  GRANT OF OPTIONS

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant.

4.2  EXERCISE PRICE

The Exercise Price will be as determined by the Board but in any event will be no less than the Fair Market Value of the underlying Shares on the day immediately preceding the Date of Grant.

4.3  TERM OF OPTIONS

Subject to any accelerated termination as set forth in this Plan, each Option, unless otherwise specified by the Board, expires on the tenth anniversary of the Date of Grant, provided that in no event will the Exercise Period of an Option exceed 10 years from its Date of Grant.

The Board shall have the authority to condition the grant or vesting of Options upon the attainment of specified performance goals, or such other factors (which may vary as between Options) as the Board may determine in its sole discretion.

4.4  EXERCISE OF OPTIONS

Unless otherwise specified by the Board at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

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                                      -10-


Percentage of Total Number of
Shares that may be Purchased                 Exercisable At Any Time
-----------------------------                -----------------------

         33%                    From the first anniversary of the Date of Grant

         33%                    From the second anniversary of the Date of Grant

         34%                    From the third anniversary of the Date of Grant


Once an instalment becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in connection with the grant of such Option or otherwise as specified herein. Each Option or instalment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

4.5  PAYMENT OF EXERCISE PRICE

The Exercise Notice must be accompanied by payment in full of the Exercise Price in respect of the Shares to be purchased. The Exercise Price must be fully paid (i) by cash, certified cheque, bank draft or money order payable to the Company; (ii) through the surrender of vested, unexercised Options with an aggregate "in the money" value equal to the Exercise Price (for this purpose, the "in the money value" of an Option shall be equal to the amount by which
(A) the greater of the Fair Market Value of a Class A Share (in the case of the exercise of an Option to acquire Class A Shares) or a Class B Share (in the case of the exercise of an Option to acquire Class B Shares), or the offer price for a Class A Share (in the case of the exercise of an Option to acquire Class A Shares) or a Class B Share (in the case of the exercise of an Option to acquire Class B Shares) pursuant to any then outstanding take-over bid or issuer bid made generally to holders of Class A Shares or Class B Shares as applicable exceeds (B) the Exercise Price for the vested Option); or (iii) through such other cashless exercise program as may be specified from time to time by the Directors. No Shares will be issued or transferred until full payment therefor has been received by the Company. As soon as practicable after receipt of any Exercise Notice and full payment of the Exercise Price, the Company will deliver to the Participant a certificate or certificates representing the acquired Shares.


                                   ARTICLE 5
                      GRANT OF STOCK APPRECIATION RIGHTS

5.1  GRANT OF SARS

The Board may grant SARs in conjunction with the granting of Options, or on a stand-alone. A SAR shall entitle the Participant, upon exercise of the SAR, to receive a cash payment from the Company equal to the difference between the then Fair Market Value per underlying Share and the SAR Price multiplied by the number of SAR Shares, or portion thereof, so exercised; provided, however, that the Board may elect to deliver the underlying Shares, cash or a combination of underlying Shares and cash, equal in value to such difference.


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                                      -11-

5.2  SAR PRICE

The SAR Price will be as determined by the Board but in any event will be no less than the Fair Market Value of the underlying Shares on the day immediately preceding the Date of Grant.

5.3  TANDEM SARS

     (a) Where SARs are granted in conjunction with the granting of Options, the SAR Price shall be the same as the Exercise Price, the number of Shares issuable upon exercise of the SAR shall be the same as the number of Shares issuable upon exercise of the related Option and the terms for the vesting of the tandem SARs shall be the same as the terms for the vesting of the Options to which they relate.

     (b) Upon the exercise of SARs or any portion thereof, any Options granted in conjunction with tandem SARs are terminated to the extent of such exercise. Upon the exercise of Options or any portion thereof, any tandem SARs granted in conjunction with such Options are terminated to the extent of such exercise.

5.4  TERM OF SARS

Subject to any accelerated termination as set forth in this Plan, each SAR, unless otherwise specified by the Board, expires on the tenth anniversary of the Date of Grant, provided that in no event will the Exercise Period of a SAR exceed 10 years from its Date of Grant.

The Board shall have the authority to condition the grant or vesting of SARs upon the attainment of specified performance goals, or such other factors (which may vary as between awards of SARs) as the Board may determine in its sole discretion.

5.5  EXERCISE OF SARS

Unless otherwise determined by the Board and subject to Section 5.3, SARs that are not granted in conjunction with the granting of Options will vest, as to one third of the SARs granted, on the Date of Grant and on the first and second anniversaries of the Date of Grant.

Once an instalment of a SAR becomes exercisable, it remains exercisable until expiration or termination of the SAR, unless otherwise specified by the Board in connection with the grant of such SAR or otherwise as specified herein. Each SAR or instalment may be exercised at any time and from time to time, in whole or in part, for up to the total number of SARs with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any instalment of any SAR becomes exercisable.

Subject to the provisions of this Plan and any Award Agreement, SARs shall be exercised by means of a fully completed Exercise Notice delivered to the Company.


                                   ARTICLE 6
                   GRANT OF RESTRICTED STOCK OR SHARE UNITS

6.1  GRANT OF RSUS

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant.

6.2  TERMS OF RSUS

The Board shall have the authority to condition the grant of RSUs upon the attainment of specified performance goals, or such other factors (which may vary as between awards of RSUs) as the Board may determine in its sole discretion.

6.3  VESTING OF RSUS

The Board shall have the authority to determine, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that all RSUs granted shall vest within three (3) years of the Date of Grant.

6.4  SHARE CERTIFICATES

As soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion, a share certificate representing the Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.


                                   ARTICLE 7
                           TERMINATION OF EMPLOYMENT

7.1  RETIREMENT, DEATH OR DISABILITY

If a Participant dies or becomes Disabled while an employee or officer of the Company or an Affiliated Company or if the employment or term of office of the Participant with the Company or an Affiliated Company terminates due to
Retirement:

     (a) the executor or administrator of the Participant's estate or the Participant, as the case may be, may exercise Options and/or SARs of the Participant. The number of Options and/or SARs exercisable shall equal:

          (i) the number of Options and/or SARs which were exercisable at the date of such death, Disability or Retirement; plus

          (ii) a portion of the next instalment of the Options and/or SAR due to vest equal to the number of Options and/or SARs next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Option and/or SARs (or if none have vested, the Date of Grant) to the date of such death, Disability or Retirement and the denominator of which is the number of days between the date of vesting of the last instalment of the Option and/or SARs (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the Option and/or SAR;

     (b) the right to exercise such Options and/or SARs terminates on the earlier of: (i) the date that is twelve months from the date of the Participant's death, Disability or Retirement; and (ii) the date on which the Exercise Period of the particular Option and/or SAR expires. Subject to subsection (a), any Options and/or SARs held by the Participant shall immediately expire and are cancelled on such date;

     (c) a portion of the next instalment of the RSUs due to vest shall immediately vest, such portion to equal to the number of RSUs next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the RSUs (or if none have vested, the Date of Grant) to the date of such death, Disability or Retirement and the denominator of which is the number of days between the date of vesting of the last instalment of the RSUs (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the RSUs;

     (d) subject to subsection (c), any RSUs held by the Participant that have not yet vested at the date of death, Disability or Retirement immediately expire and are cancelled on such date; and

     (e) such Participant's eligibility to receive further grants of Awards under the Plan ceases as of the date of the Participant's death, Disability or Retirement, as the case may be.

7.2  TERMINATION OF EMPLOYMENT OR SERVICES

     (a) Where a Participant's employment or term of office with the Company or an Affiliated Company ceases by reason of the Participant's death, Disability or Retirement, then the provisions of Section 7.1 will apply.

     (b) Where a Participant's employment or term of office terminates by reason of voluntary resignation by the Participant, then any Options and/or SARs held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (A) the date that is 90 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option and/or SAR expires. Any Options and/or SARs held by the Participant that are not exercisable at the Termination Date immediately expire and are cancelled on the Termination Date, and any RSUs held by the Participant which have not yet vested are immediately forfeited to the Company on the Termination Date.

     (c) Where a Participant's employment or term of office terminates by reason of termination by the Company or an Affiliated Company without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), then any Options and/or SARs held by the Participant that are exercisable at the

          Termination Date continue to be exercisable by the Participant until the earlier of: (A) the date that is 90 days after the conclusion of the Accelerated Vesting Period; and (B) the date on which the Exercise Period of the particular Option and/or SAR expires. Any Options and/or SARs held by the Participant that are not exercisable at the Termination Date, and any RSUs held by the Participant which have not yet vested at the Termination Date, shall fully vest in equal monthly instalments on the 30th day of each month occurring during the Accelerated Vesting Period.

     (d) Where a Participant's employment or term of office is terminated by the Company or an Affiliated Company for cause, then any Options and/or SARs held by the Participant which are not exercisable at the date of the Participant's termination for cause shall immediately expire and be cancelled, and any RSUs held by the Participant which have not yet vested at the date of the Participant's termination for cause shall immediately be forfeited to the Company, all on such date and at such time as may be determined by the Board in its sole discretion. For greater certainty, where a Participant's employment or term of office is terminated by the Company or an Affiliated Company for cause, then any Options and/or SARs held by the Participant which are exercisable at the date of the Participant's termination for cause shall continue to be exercisable until the earlier of: (A) the date that is 90 days after the date of the Participant's termination for cause; and (B) the date on which the Exercise Period of the particular Option and/or SAR expires.

     (e) A Participant's eligibility to receive further grants under the Plan ceases as of the date that the Company or an Affiliated Company, as the case may be, provides the Participant with written notification that the Participant's employment or term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

     (f) Unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Company or an Affiliated Company for so long as the Participant continues to be an employee of the Company or an Affiliated Company, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a non-management Director.

7.3  DISCRETION TO PERMIT EXERCISE

Notwithstanding the provisions of Sections 7.1 and 7.2, the Board may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the exercise of any or all Options and/or SARs held by a Participant or permit the acceleration of vesting of any or all RSUs, all in the manner and on the terms as may be authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option and/or SAR pursuant to this Section beyond the expiration of the Exercise Period of the particular Option and/or SAR.

                                   ARTICLE 8
                                CHANGE IN CONTROL

8.1  CHANGE IN CONTROL

     (a) If the Company enters into an agreement relating to, or otherwise becomes aware of, a transaction which, if completed, would result in a Change in Control, the Company shall give written notice of the proposed Change in Control to the Participants then holding Awards, together with a description of the effect of such Change in Control on outstanding Options, SARs and RSUs, not less than 15 Business Days prior to the closing of the transaction expected to result in the Change in Control.

     (b) Notwithstanding Sections 3.1(b), 3.3, 3.4, 3.5 and 7.3 and any other provisions set forth in this Plan or any Award Agreement, subject to applicable securities laws and stock exchange requirements, all of the Options, SARs and RSUs granted to Participants shall vest not less than 10 Business Days prior to the happening of any transaction which, directly or indirectly, results in a Change of Control. If any such Options or SARs so vested are not exercised by either:

          (i) 5:00 p.m. (Toronto time) on the date which is 5 Business Days following time of occurrence of the Change of Control; or

          (ii) in the event that the Board has determined in its discretion that to permit the exercise of Options or SARs following the occurrence of the Change of Control would in any way impede or prevent the transaction giving rise to the Change of Control from occurring, the time of occurrence of the Change of Control, such unexercised Options and SARs shall terminate and expire effective upon the completion of the proposed transaction giving rise to the Change in Control. If, for any reason, the Change in Control does not occur within the contemplated time period, the acceleration of the vesting of the Awards and any exercises of Options and/or SARs effected pursuant thereto shall be retracted and nullified and vesting shall instead revert to the manner in which vesting was to have occurred previously.

     (c) If any individual, corporation or other entity (an "Acquiror") makes an offer to purchase all of the Class A Shares (an "Offer") and the Offer (and any contemporaneous offer for Class B Shares, if made) is accepted by the holders of Shares who collectively hold a majority of the outstanding Shares, (not including shares held by the Acquiror, Affiliated Companies and Associates of the Acquiror and those shareholders who acquired their Shares pursuant to the exercise of Options or SARs or the receipt of RSUs granted under the
          Plan), shareholders who acquired Shares pursuant to Awards granted under the Plan shall be required to sell such Shares together with all other Shares which they acquire pursuant to the exercise of any Options or SARs or the vesting of any RSUs then owned by them to the Acquiror on the same terms and conditions as set out in the Offer.

8.2  GOING PRIVATE TRANSACTION

In the event of a transaction giving rise to a Change in Control which also constitutes a "going private transaction" (as defined in Ontario Securities Commission Rule 61-501 - Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions, or any rule, regulation, statutory provision or replacement thereof), any Options and SARs which are "out of the money" based on the greater of the Fair Market Value of the underlying Shares and the consideration offered under the transaction shall terminate effective the first Business Day following closing of the transaction.


                                   ARTICLE 9
                           SHARE CAPITAL ADJUSTMENTS

9.1  GENERAL

The existence of any Options, SARs or RSUs does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Option, SAR or RSU granted hereunder.

9.2  REORGANIZATION OF COMPANY'S CAPITAL

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change of Control and that, in the opinion of the Board, would warrant the amendment or replacement of any existing Options, SARs or RSUs in order to adjust: (a) the number of Shares that may be acquired on the vesting of outstanding RSUs or the exercise of any outstanding Options or SARs; and/or (b) the Exercise Price of any outstanding Options or SARs in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

9.3  OTHER EVENTS AFFECTING THE COMPANY

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change of Control and that, in the opinion of the Board, warrants the amendment or replacement of any existing Options, SARs or RSUs in order to adjust: (a) the number of Shares that may be acquired on the vesting of outstanding RSUs or the exercise of any outstanding Options or SARs; or (b) the Exercise Price of any outstanding Options or SARs in order to preserve proportionately the rights and obligations of the

Participants holding such Awards, the Board will authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

9.4  IMMEDIATE EXERCISE OF AWARDS

Where the Board determines that the steps provided in Sections 9.2 and 9.3 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate:

     (a) the Board may permit the immediate exercise of any outstanding Options or SARs that are not otherwise exercisable, and the immediate vesting of any unvested RSUs; and

     (b) If the Board takes the step contemplated in (a) above, the Board may also authorize the Company, to the extent permitted under applicable laws, to:

          (i) purchase any Options from any Participant for a price equal to the difference between the Fair Market Value of the underlying Shares and the Exercise Price of the Options; or

          (ii) lend to Participants an amount equal to the aggregate Exercise Price for those Options of the Participant which have an Exercise Price which is less than the Fair Market Value of the underlying Shares at a rate of interest equal to the current prime rate plus one percent provided that the Participant irrevocably:

               (A)  agrees to exercise all such Options of the Participant;
                    and

               (B) authorizes the Company to sell, dispose of or deposit in acceptance of an outstanding take-over bid the Shares issuable upon the exercise of such Options, to deduct from the proceeds of sale of such Shares an amount equal to the outstanding balance of the loan plus accrued interest in payment of such loan, to mail a cheque payable to the Participant for the balance of the proceeds of sale and to execute and deliver on behalf of the Participant all transfers, consents or other documents necessary to give effect to the foregoing.

9.5  ISSUE BY COMPANY OF ADDITIONAL SHARES

Except as expressly provided in this Article 9, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Shares that may be acquired as a result of a grant of RSUs or upon the exercise of any outstanding Options or SARs; or (b) the Exercise Price of any outstanding Options or SARs.

9.6  FRACTIONS

No fractional Shares will be issued on the exercise of an Option or SAR or the grant of an RSU. Accordingly, if, as a result of any adjustment under Section
9.2 or 9.3, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares which shall be disregarded.


                                  ARTICLE 10
                           MISCELLANEOUS PROVISIONS

10.1 LEGAL REQUIREMENT

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Shares may then be listed.

10.2 PARTICIPANTS' ENTITLEMENT

Except as otherwise provided in this Plan, Options and SARs (whether or not exercisable) and RSUs previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliated Company. For greater certainty, all grants of RSUs remain valid and all Options and SARs remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliated Company ceases to be an Affiliated Company.

10.3 WITHHOLDING TAXES

The granting or vesting of each RSU and exercise of each Option and SAR granted under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Company, in addition to and in the same manner as the Exercise Price, or as the Board may determine, such amount as the Company or an Affiliated Company is obliged to remit to the relevant taxing authority in respect of the granting or vesting of the RSU or exercise of the Option and/or SAR. Any such additional payment is due no later than the date on which any amount with respect to the RSU or exercised Option or SAR is required to be remitted to the relevant tax authority by the Company or an Affiliated Company, as the case may be.

10.4 RIGHTS OF PARTICIPANT

No Participant has any claim or right to be granted an Award (including, without limitation, an Option and/or SAR granted in substitution for any Option or SAR that has expired pursuant to the terms of this Plan) and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee or Consultant of the Company or an Affiliated Company. No Participant has any rights as a shareholder of the Company in respect of Shares issuable on the exercise of any Option or SAR or issuable pursuant to any RSU until the allotment and issuance to such Participant of certificates representing such Shares.

10.5 OTHER INCENTIVE AWARDS

The Board shall have the right to grant other incentive awards based upon Shares under this Plan to Participants in accordance with applicable laws and regulations and subject to regulatory approval, including without limitation the approval of The Toronto Stock Exchange, having such terms and conditions as the Board may determine, including without limitation the grant of Shares based upon certain conditions and the grant of securities convertible into Shares.

10.6 TERMINATION; AMENDMENT

     (a) The Plan will terminate and, for greater certainty, all unexercised Options and SARs shall terminate and expire on the earliest of: (i) the date upon which no further Shares remain available for issuance under the Plan and no Options, SARs or RSUs remain outstanding; and
          (ii) the acceleration of the vesting of Options, SARs and RSUs pursuant to Article 8 upon the occurrence of a Change in Control, unless renewed for such further period and upon such terms and conditions as the Board may determine.

     (b) The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate. No such amendment, suspension or termination of this Plan (i) may impair any rights or obligations arising from any Award previously granted to the Participant under this Plan without the consent of the Participant or the representatives of his or her estate, as applicable, or (ii) shall permit the expiry of Options or SARs beyond 10 years from the Date of Grant. Amendments may also be subject to approval from any Stock Exchange upon which the Shares may then be listed.

10.7 INDEMNIFICATION

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

10.8 QUEBEC STOCK SAVINGS PLAN

If the Shares qualify in any period for purposes of a stock savings plan under the Taxation Act (Quebec) (the "Act"), the Company shall so notify all Quebec resident Participants who are officers of the Company or of an Affiliated Company, whereupon any such Participant who wishes to deposit pursuant to the Act some or all of the Shares to be issued to them under the Plan in such Period shall so indicate in the Exercise Notice.

10.9 PARTICIPATION IN THE PLAN

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

10.10 INTERNATIONAL PARTICIPANTS

With respect to Participants who reside or work outside Canada, or who are not resident Canadians within the meaning of the Telecommunications Act (Canada), the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law or to substitute Class B Shares for Class A Shares or Class A Shares for Class B Shares under this Plan, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions subject to subsection 10.6(b).

10.11 EFFECTIVE DATE

This Plan becomes effective on a date to be determined by the Board.

10.12 GOVERNING LAW

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                   SCHEDULE A
                                 AWARD AGREEMENT

Allstream Inc. (the "Company") hereby grants the following Award to the Participant named below (the "Participant"), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Management Incentive Plan (the "Plan") of the Company dated April 1, 2003:

          Name of Participant:

          Date of Grant:

          Total Number and Type of Shares Subject to Option:

          Total Number of SAR Shares Subject to a Tandem SAR:

          Total Number of SAR Shares For a Stand-Alone SAR:

          Total Number of RSUs:

1. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2. Subject to any acceleration in vesting as provided in the Plan, each Option and any tandem SAR is exercisable in the instalments set forth in
     Section 4.4 of the Plan, each stand-alone SAR is exercisable in the instalments set forth in Section 5.5 of the Plan and each RSU vests as to one-third effective on the Business Day prior to each of the first, second and third anniversaries of the Date of Grant.

3. In no event is the Option and/or SAR granted hereunder exercisable after the expiration of the relevant Exercise Period.

4. No fractional Shares will be issued pursuant to an Award granted hereunder. If, as a result of any adjustment to the number of Shares issuable pursuant to an Award granted hereunder pursuant to the Plan, the Participant would be entitled to receive a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded.

5. Nothing in the Plan or in this Award Agreement will affect the Company's right, or that of an Affiliated Company, to terminate the employment or term of office or engagement of a Participant at any time for any reason whatsoever. Upon such termination, a Participant's rights to exercise Options and/or SARs will be subject to restrictions and time limits, complete details of which are set out in the Plan.

6. Each notice relating to the Award, including the exercise of any Option and/or SAR, must be in writing. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer of the Company with a copy to the General Counsel of the Company. All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

7. Subject to Section 7.1 of the Plan, any Option and/or SAR granted pursuant to this Award Agreement may only be exercised during the lifetime of the Participant by the Participant personally and no assignment or transfer of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make such assignment or transfer, the Award granted hereunder terminates and is of no further force or effect. Complete details of this restriction are set out in the Plan.

8.   The Participant hereby agrees that:

     (a) any rule, regulation or determination, including the interpretation by the Board of the Plan, the Award granted hereunder and, if applicable, its exercise, is final and conclusive for all purposes and binding on all persons including the Company and the Participant; and

     (b) the grant of the Award does not affect in any way the right of the Company or any Affiliated Company to terminate the employment of the Participant.

9. This Award Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                                               ALLSTREAM INC.


                                               By: _____________________________
                                                   Authorized Signatory

I have read the foregoing Award Agreement and hereby accept the Option to purchase Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Chief Financial Officer of the Company. I agree to be bound by the terms and conditions of the Plan governing the award.


_____________________________________         __________________________________
Date Accepted                                 Participant's Signature


                                              __________________________________
                                              Participant's Name
                                              (Please Print)

                                   SCHEDULE B
                STOCK OPTION PLAN EXERCISE NOTICE FORM - OPTIONS

Pursuant to the terms of the stock option agreement (the "Agreement") dated ______________ between Allstream Inc. (the "Company") and me, I hereby exercise:

(1) my options to purchase ________________ Class A Voting Shares/Class B Limited Voting Shares (circle one) of the Company (the "Options"), at the Exercise Price (as defined in the Agreement) of $ _________ Cdn. per share. Enclosed herewith is a cheque in the amount of $ ___________ Cdn. payable to the Company in full payment of the purchase price for such shares;

or

(2) my right to receive a payment in respect of _____________ SAR Shares (as defined in the Agreement) in an amount equal to such number of SAR Shares multiplied by the difference between the current Fair Market Value per underlying Share and the SAR Price of $ ____________ Cdn. per SAR Share.

Please cause any Shares purchased hereby to be issued in _____________ certificate(s) of __________ Shares each, registered as follows:

          Name:    __________________________________
          Address: __________________________________


I understand that the certificate(s) for any Shares issuable to me pursuant to this Notice will be forwarded to me by the Company's Transfer Agent by registered mail.

I also understand that any payment owing to me pursuant to this Notice will be forwarded to me in the form of a cheque from the Company by registered mail.


_____________________________________         __________________________________
Date                                          Participant's Signature